UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2014 (March 13, 2014)

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
3661 Horseblock Road, Medford, NY 11763
(Address of principal executive offices and zip code)
(631)924-1135
(Registrant's telephone number, including area code)
Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 13, 2014, Chembio Diagnostics, Inc. (the "Company") entered into an employment agreement (the "Employment Agreement") with Mr. John J. Sperzel III to serve as Chief Executive Officer of the Company beginning on March 13, 2014.  This Employment Agreement is described in Item 5.02, which description is incorporated by reference into this Item 1.01.

On March 13, 2014, the Company entered into a consulting agreement (the "Consulting Agreement") with Mr. Lawrence A. Siebert, pursuant to which Mr. Siebert resigned from his position as chief executive officer and as a director (including resigning as Chairman of the Board).  Also, under the Consulting Agreement, Mr. Siebert will serve as a consultant available to the CEO of the Company for a term of six months.  The Company agreed to pay Mr. Siebert a rate equal to his most recent rate as chief executive officer of the Company, which is $24,167 per month.  The Company also agreed to provide health insurance reimbursement to Mr. Siebert during the term of the Consulting Agreement on the same terms as during his service as CEO, and to pay him for 12 days of unused vacation time accrued during his tenure as CEO.  In the event of termination of the Consulting Agreement by the Company, Mr. Siebert is entitled to compensation for any amounts that would have been due had termination not occurred.

Item 5.02(b) and (c).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2014 (the "Effective Date"), the Company entered into an Employment Agreement with Mr. John J. Sperzel III to serve as the Company's CEO for a term of three years.  The Company will pay Mr. Sperzel an annual base salary of $375,000, with the possibility of a discretionary, performance-based annual cash bonus of up to 40% of his base salary.  The Employment Agreement also provides for a grant of 250,000 options to purchase shares of the Company's common stock, 43,132 of which will be incentive stock options under the Company's 2008 Stock Incentive Plan (the "Plan"), and 206,868 of which will be non-qualified stock options. The options will become exercisable at the rate of 50,000 shares per year for each of the first through the fifth anniversary of the Effective Date.  In the event Mr. Sperzel's employment is terminated by reason of disability or for "cause," as defined in the Employment Agreement, all compensation, including his base salary, his right to receive a performance bonus, and the vesting of any unvested options, will cease as of his termination date, and Mr. Sperzel will receive no severance benefits.  If the Company terminates Mr. Sperzel's employment without cause or Mr. Sperzel terminates his employment for a reasonable basis, as defined in the Employment Agreement (which includes involuntary termination within a six-month period upon a "Change of Control"), then the Company will pay Mr. Sperzel his base salary for a period of six months as severance and all of his unvested stock options shall immediately become vested.  The Employment Agreement also contains provisions prohibiting Mr. Sperzel from (i) soliciting the Company's employees for a period of 24 months following his termination, (ii) soliciting the Company's customers, agents, or other sources of distribution of the Company's business for a period of twelve months following his termination, and (iii) except where termination is involuntary upon a "Change in Control," engaging or participating in any business that directly competes with the business activities of the Company in any market in which the Company is in business or plans to do business during the period in which he is entitled to severance, or for a period of six months if he is not entitled to severance payments under the Employment Agreement.  The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement.

On March 17, 2014, the Board of Directors of the Company elected Mr. Sperzel to serve as a member of the Board until the next Annual Meeting of Stockholders of the Company.

Prior to joining the Company, Mr. Sperzel, age 50, was the President and CEO of International Technidyne Corporation (ITC) from September 2011 to December 2013.  Mr. Sperzel served as President at Axis-Shield from September 2004 to September 2011.  He also has held senior leadership positions at Bayer Diagnostics (Siemens Dx), Instrumentation Laboratory, and Boehringer Mannheim Diagnostics (Roche Dx). Mr. Sperzel graduated from Plymouth State College in New Hampshire, with a B.S. in Business Administration/Management. He currently serves as an advisor to the board of the Diagnostic Marketing Association, and was the president of the Board of that Association in 2007.

On March 13, 2014, Lawrence A. Siebert resigned as CEO and director of the Company (including resigning as Chairman of the Board).  Mr. Siebert previously announced his plan to retire from the Company in September 2013, and this was reported in a Form 8-K at that time.  Mr. Siebert has entered into a six-month Consulting Agreement with the Company.  This Consulting Agreement is described in Item 1.01 of this Report.

Item 7.01.	REGULATION FD DISCLOSURE.

On March 14, 2014, the Company issued a press release entitled "John Sperzel Appointed as President and CEO of Chembio Diagnostics."  A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01 of this Form 8-K is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section.  The information in this Item 7.01 of this Form 8-K also shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

Item 9.01.                          Financial Statements and Exhibits.

Exhibit No.                          Description

99.1	Press Release, dated March 14, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CHEMBIO DIAGNOSTICS, INC.

Dated: March 19, 2014
________________________________________
/s/ John J. Sperzel III
John J. Sperzel III
Chief Executive Officer